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                                                                    EXHIBIT 99.1

                                                             [NEWS RELEASE LOGO]

[CENTURY ALUMINUM LOGO]

              CENTURY AND NORANDA COMPLETE ACQUISITION OF KAISER'S
            GRAMERCY ALUMINA PLANT AND RELATED BAUXITE MINING ASSETS

      Monterey, CA, October 1, 2004 - Century Aluminum Company (NASDAQ: CENX) announced today that, together with Noranda Aluminum, Inc., it has completed its acquisition of Kaiser's Gramercy alumina plant in Gramercy, Louisiana, and Kaiser's related bauxite assets in Jamaica. Century and Noranda each paid one-half of the approximately $23 million purchase price.

      The prospective transaction was previously announced in July when a bankruptcy court approved Century and Noranda as the successful bidders for these Kaiser assets.

      The Gramercy refinery has the capacity to produce 1.25 million metric tons of alumina a year. Century and Noranda each purchase approximately 500,000 metric tons of this alumina a year for their respective primary aluminum reduction plants in Hawesville, KY and New Madrid, MO. The refining process chemically converts bauxite into alumina, the raw material from which primary aluminum is produced.

      Century owns 615,000 metric tons per year (mtpy) of primary aluminum capacity. The company owns and operates a 244,000-mtpy plant at Hawesville, KY, a 170,000-mtpy plant at Ravenswood, WV and a 90,000- mtpy plant at Grundartangi, Iceland. Century also owns a 49.67-percent interest in a 222,000-mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operating partner. Century's corporate offices are located in Monterey, CA.

CONTACT:
Century Aluminum Company
A.T. Posti, 831-642-9364